Exhibit 8.1
               [Letterhead of Wachtell, Lipton, Rosen & Katz]

                                 June 26, 1997

James River Corporation of Virginia
120 Tredegar Street
Richmond, Virginia  23219

Ladies and Gentlemen:

                  We have acted as special counsel to James River Corporation of Virginia, a Virginia corporation ("James River"), in connection with the proposed merger (the "Merger") of James River Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of James River ("Merger Sub"), with and into Fort Howard Corporation, a Delaware corporation ("Fort Howard"), upon the terms and conditions set forth in the Agreement and Plan of Merger, by and among James River, Merger Sub and Fort Howard, dated as of May 4, 1997 (the "Agreement"). At your request, in connection with the filing of the Registration Statement of James River on Form S-4 (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of James River and the consent of Fort Howard, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) and relied upon covenants contained, respectively, in the certificates of the officers of James River and Fort Howard (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete


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James River Corporation of Virginia
June 26, 1997
Page 2


and accurate as of the Effective Time and those covenants will be complied with in all material respects. We have also relied upon the accuracy of the Registration Statement and the Joint Proxy Statement-Prospectus (together, the "Proxy Statement") filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the Agreement, as the case may be.

                  We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

                  Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "The Proposed Merger -- Material Federal Income Tax Consequences", except as otherwise indicated, represents our opinion as to the material federal income tax consequences of the Merger under currently applicable law.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption "The Proposed Merger -- Material Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                              Very truly yours,


                                              /s/ Wachtell, Lipton, Rosen & Katz